Exhibit 2.1

PLAN OF CONVERSION AND REORGANIZATION

of

MINDEN MUTUAL HOLDING COMPANY,
(A Federal Mutual Holding Company)

MINDEN BANCORP, INC.,
(A Federal Corporation)

MINDEN BANCORP, INC.
(A Louisiana Corporation)

and

MBL BANK
(A Louisiana Building and Loan Association)

1.           INTRODUCTION.

For purposes of this section, all capitalized terms have the meanings ascribed to them in Section 2.

On July 2, 2002, Minden Building and Loan Association, a Louisiana-chartered mutual building and loan association (“Minden Building and Loan”), reorganized into the mutual holding company form of organization.  To accomplish this transaction, Minden Building and Loan organized a Louisiana-chartered, stock-form building and loan association known as Minden Building and Loan Association (which later changed its corporate title to “MBL Bank”) (the “Bank”) as a wholly owned subsidiary of a newly formed federally chartered stock-form mid-tier holding company known as Minden Bancorp, Inc. (the “Mid-Tier Holding Company”).  The Mid-Tier Holding Company simultaneously issued 800,112 shares of its common stock to a newly formed federally chartered mutual holding company known as Minden Mutual Holding Company (the “Mutual Holding Company”), and sold 654,638 of its shares of common stock to members of Minden Building and Loan, employee stock benefit plans of the Bank, directors, officers and employees of Minden Building and Loan and members of the general public.

This Plan of Conversion and Reorganization (“Plan”), provides for the conversion of the Mutual Holding Company from the mutual holding company form of organization to the fully public stock holding company form of organization.  As part of the Conversion and Reorganization, the Bank will become the wholly owned subsidiary of a newly formed Louisiana corporation (the “Holding Company”) and the Holding Company will issue 100% of its stock (i) in exchange for the outstanding shares of Mid-Tier Holding Company held by the Public Shareholders and (ii) in the Offerings, all as described in this Plan.

The Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank believe that the conversion of the Mutual Holding Company to stock form pursuant to this Plan is in the best interests of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank, as well as the best interests of Members and Shareholders.  The Boards of Directors determined that this Plan equitably provides for the interests of Members through the granting of subscription rights and the establishment of liquidation accounts.  The Conversion and Reorganization will result in the raising of additional capital for the Bank and the Holding Company and is expected to result in a more active and liquid market for the Holding Company Common Stock than currently exists for the Mid-Tier Holding Company Common Stock. In addition, the Conversion and Reorganization is designed to enable the Bank and the Holding Company to more effectively compete in the financial services marketplace.

The Bank is committed to prudently growing and diversifying its lending activities, deposit products and other services over the next several years. The additional funds received in the Conversion and Reorganization will facilitate the Bank’s ability to continue to grow in accordance with its business plan, through both internal growth and potential future acquisitions of other institutions or branch offices.  The Bank believes that the Conversion and Reorganization will enhance its ability to continue its growth through additional acquisitions and will support its ability to more fully serve the borrowing and other financial needs of the communities it serves.  In light of the foregoing, the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank believe that it is in the best interests of such companies and Members and Shareholders to raise additional capital at this time, and that the most feasible way to do so is through the Conversion and Reorganization.

As described in more detail in Section 3, the Mutual Holding Company will convert from the mutual to the stock form of organization through a series of substantially simultaneous mergers pursuant to which (i) the Mutual Holding Company will cease to exist and liquidation accounts will be established by the Bank and the Holding Company for the benefit of Members as of specified dates and (ii) the Bank will become a wholly owned subsidiary of the Holding Company.  In connection therewith, each share of Mid-Tier Holding Company Common Stock outstanding immediately prior to the effective time thereof, other than shares held by the Mutual Holding Company which may be cancelled, shall be automatically converted, without further action by the holder thereof, into and become the right to receive shares of Holding Company Common Stock based on the Exchange Ratio, plus cash in lieu of any fractional share interest.

In connection with the Conversion and Reorganization, the Holding Company will offer shares of Conversion Stock in the Offerings as provided herein.  Shares of Conversion Stock will be offered in a Subscription Offering in descending order of priority to Eligible Account Holders, the Employee Stock Ownership Plan, Supplemental Eligible Account Holders and Other Members.  The Subscription Rights granted in connection with the Subscription Offering are non-transferrable.  Any shares of Conversion Stock remaining unsold after the Subscription Offering will be offered for sale to the public through a Community Offering and/or Syndicated Community Offering, in accordance with this Plan and as determined by the Boards of Directors of the Holding Company, the Mid-Tier Holding Company and the Bank in their sole discretion.

This Plan was adopted by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank effective as of September 14, 2010.

This Plan is subject to the approval of the OTS and must be adopted by holders of (i) a majority of the votes eligible to be cast by Voting Members and (ii) at least two-thirds of the outstanding Mid-Tier Holding Company Common Stock at the Shareholders’ Meeting.  In addition, the consummation of the Conversion and Reorganization is conditioned on the approval of the Plan by at least a majority of the outstanding Mid-Tier Holding Company Common Stock held by the Public Shareholders.  The Conversion and Reorganization is also subject to receipt of all necessary approvals and/or non-objections of the OFI. After the Conversion and Reorganization, the Bank will continue to be regulated by the OFI, as its chartering authority, and the OTS, as its primary federal regulator.  In addition, the Bank will continue to be a member of the Federal Home Loan Bank System and all insured savings deposits will continue to be insured by the FDIC up to the maximum provided by law.

2.           DEFINITIONS.

As used in this Plan, the terms set forth below have the following meaning:

2.1           Acting In Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person which acts in concert with another Person (“other party”) shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the Holding Company or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons share a common address (whether or not related by blood or marriage) or have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of the Holding Company, the Mid-Tier Holding Company, the Bank and the Mutual Holding Company shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

2.2           Actual Purchase Price means the price per share at which the Conversion Stock is ultimately sold by the Holding Company in the Offerings in accordance with the terms hereof.

2.3           Affiliate means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

2.4           Associate, when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Mutual Holding Company, the Mid-Tier Holding Company, the Bank, a majority-owned subsidiary of the Bank, or the Holding Company) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan of the Holding Company or the Bank in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Holding Company or the Bank or any of the subsidiaries of the foregoing.

2.5           Bank means MBL Bank, a Louisiana-chartered building and loan association formerly known as “Minden Building and Loan Association.”

2.6           Bank Common Stock means the common stock of the Bank, par value $.01 per share, which stock is not and will not be insured by the FDIC or any other governmental authority, all of which is currently held by the Mid-Tier Holding Company and subsequent to the Conversion and Reorganization, all of which will be held by the Holding Company.

2.7           Bank Liquidation Account means the account representing the liquidation interest of Eligible Account Holders and Supplemental Eligible Account Holders established in the Bank in connection with the Conversion and Reorganization.

2.8           Code means the Internal Revenue Code of 1986, as amended.

2.9           Community Offering means the offering for sale by the Holding Company of any shares of Conversion Stock not subscribed for in the Subscription Offering to such Persons within or without the State of Louisiana as may be selected by the Holding Company, the Mid-Tier Holding Company and the Bank in their sole discretion and to whom a copy of the Prospectus is delivered by or on behalf of the Holding Company.

2.10           Control (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.11           Conversion and Reorganization means the series of transactions pursuant to 12 C.F.R.§ 575.12 and 12 C.F.R. Part 563b provided for in this Plan, including but not limited to (i) the mutual to stock conversion of the Mutual Holding Company and its immediately subsequent merger with and into the Mid-Tier Holding Company pursuant to which it will cease to exist, (ii) the merger of the Mid-Tier Holding Company with and into the Holding Company, pursuant to which it will cease to exist, (iii) the cancellation of the shares held by the Mutual Holding Company in the Mid-Tier Holding Company, (iv) the exchange of Holding Company shares for the shares of the Mid-Tier Holding Company held by the Public Shareholders, and (v) the issuance of Conversion Stock by the Holding Company in the Offerings as provided herein.  All such transactions shall occur substantially simultaneously.

2.12           Conversion Stock means the Holding Company Common Stock to be issued and sold in the Offerings pursuant to the Plan.

2.13           Deposit Account means withdrawable or repurchasable shares, investment certificates or deposits or other savings accounts, including money market deposit accounts, negotiable order of withdrawal accounts and demand accounts, held by an account holder of the Bank;  provided, however, the term “Deposit Account” shall not include any escrow accounts maintained at the Bank.

2.14           Director, Officer and Employee means the terms as applied respectively to any person who is a director, officer or employee of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, the Bank or any subsidiary thereof.

2.15           Eligible Account Holder means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights and establishing subaccount balances in the liquidation accounts to be established pursuant to Section 15 hereof.

2.16           Eligibility Record Date means the date for determining Qualifying Deposits of Eligible Account Holders and is the close of business on June 30, 2009.

2.17           ESOP means the Employee Stock Ownership Plan established by the Mid-Tier Holding Company.

2.18           Estimated Price Range means the range of the estimated aggregate pro forma market value of the total number of shares of Conversion Stock to be issued in the Offerings, as determined in accordance with Section 4 hereof.

2.19           Exchange Ratio means the formula by which shares of Holding Company Common Stock will be exchanged for shares of Mid-Tier Holding Common Stock held by the Public Shareholders in connection with the Mid-Tier Holding Company Merger.  The exact ratio  (which shall be rounded to four decimal places) shall be determined by the Mutual Holding Company, the Mid-Tier Holding Company and the Bank in order to ensure that upon consummation of the Conversion and Reorganization the Public Shareholders will own in the aggregate approximately the same percentage of the Holding Company Common Stock to be outstanding upon completion of the Conversion and Reorganization as the percentage of Mid-Tier Holding Company Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, before giving effect to (a) cash paid in lieu of any fractional interests of Holding Company Common Stock and, (b) any shares of Conversion Stock purchased by the Public Shareholders in the Offerings.

2.20           Exchange Shares mean the shares of Holding Company Common Stock to be issued to the Public Shareholders in connection with the Mid-Tier Holding Company Merger.

2.21           FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

2.22           Holding Company means Minden Bancorp, Inc., a stock corporation to be initially organized under the laws of the State of Louisiana as a first-tier wholly owned subsidiary of the Mid-Tier Holding Company.  Upon completion of the Conversion and Reorganization, the Holding Company shall hold all of the outstanding capital stock of the Bank.

2.23           Holding Company Common Stock means the common stock of the Holding Company, par value $.01 per share, which stock cannot and will not be insured by the FDIC or any other governmental authority.

2.24           Independent Appraiser means the independent investment banking or financial consulting firm retained by the Holding Company, the Mid-Tier Holding Company and the Bank to prepare an appraisal of the estimated pro forma market value of the Conversion Stock.

2.25           Initial Purchase Price means the price per share to be paid initially by Participants for shares of Conversion Stock subscribed for in the Subscription Offering and by Persons for shares of Conversion Stock ordered in the Community Offering and/or Syndicated Community Offering.

2.26           Liquidation Account means the account established by the Holding Company representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in exchange for their interest in the Mutual Holding Company in connection with the Conversion and Reorganization.

2.27           Member means any Person qualifying as a member of the Mutual Holding Company in accordance with its mutual charter and bylaws and the laws of the United States.

2.28           Mid-Tier Holding Company means Minden Bancorp, Inc., an existing federally chartered stock corporation.

2.29           Mid-Tier Holding Company Common Stock means the common stock of the Mid-Tier Holding Company, par value $.01 per share, which stock is not insured by the FDIC or any other governmental entity.

2.30           Mid-Tier Holding Company Merger means the Merger of the Mid-Tier Mutual Holding Company with and into the Holding Company pursuant to the Plan of Merger included as Annex B hereto.

2.31           Mutual Holding Company means Minden Mutual Holding Company.

2.32           Mutual Holding Company Merger means the merger of the Mutual Holding Company with and into the Mid-Tier Holding Company pursuant to the Plan of Merger included as Annex A hereto.

2.33           Offerings mean the Subscription Offering, the Community Offering and the Syndicated Community Offering.

2.34           Officer means the chairman of the board of directors, president, chief executive officer, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

2.35           OFI means the Louisiana Office of Financial Institutions.

2.36           Order Form means the form or forms to be provided by the Holding Company, containing all such terms and provisions as set forth in Section 11 hereof, to a Participant or other Person by which Conversion Stock may be ordered in the Offerings.

2.37           Other Member means a Voting Member who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

2.38           OTS means the Office of Thrift Supervision or any successor thereto.

2.39           Participant means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder or Other Member.

2.40           Person means an individual, a corporation, a limited liability company, a partnership, a limited liability partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or any political subdivision thereof.

2.41           Plan and Plan of Conversion and Reorganization mean this Plan of Conversion and Reorganization as adopted by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank and any amendment hereto approved as provided herein.  The Board of Directors of the Holding Company shall adopt this Plan as soon as practicable following its incorporation.

2.42           Primary Parties mean the Mutual Holding Company, the Mid-Tier Holding Company, the Bank and the Holding Company.

2.43           Prospectus means the one or more documents to be used to offer the Conversion Stock in the Offerings.

2.44           Public Offering means an underwritten firm commitment offering to the public through one or more underwriters.

2.45           Public Shareholders mean those Persons who own shares of Mid-Tier Holding Company Common Stock, excluding the Mutual Holding Company.

2.46           Public Shareholder Voting Record Date means the date for determining the eligibility of Public Shareholders to vote at the Shareholders’ Meeting, as determined by the Board of Directors of the Mid-Tier Holding Company.

2.47           Qualifying Deposit means the aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

2.48           SEC means the United States Securities and Exchange Commission.

2.49           Shareholders mean those Persons who own shares of Mid-Tier Holding Company Common Stock.

2.50           Shareholders’ Meeting means the annual or special meeting of Shareholders of the Mid-Tier Holding Company called for the purpose of submitting this Plan to the Shareholders for their consideration and approval, including any adjournments of such meeting.

2.51           Special Meeting of Members means the special meeting of Members called for the purpose of submitting this Plan to Members for their consideration and approval, including any adjournment of such meeting.

2.52           Subscription Offering means the offering of the Conversion Stock to Participants.

2.53           Subscription Rights mean nontransferable rights to subscribe for Conversion Stock granted to Participants pursuant to the terms of this Plan.

2.54           Supplemental Eligible Account Holder means any Person, except Directors and Officers of the Bank and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

2.55           Supplemental Eligibility Record Date, if applicable, means the date for determining Qualifying Deposits of Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed by the Mutual Holding Company prior to approval of such application by the OTS. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of the Application for Conversion submitted by the Mutual Holding Company pursuant to this Plan.

2.56           Syndicated Community Offering means the offering for sale by a syndicate of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Community Offering.

2.57           Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and/or the Bank and any affiliate thereof which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code as from time to time in effect.  A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution stock benefit plan which is not so qualified.

2.58           Voting Member means a Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Mutual Holding Company in accordance with its mutual charter and bylaws.

2.59           Voting Record Date means the date for determining the eligibility of Members to vote at the Special Meeting of Members.

3.           GENERAL PROCEDURE FOR CONVERSION AND REORGANIZATION.

(a)           The Conversion and Reorganization will be comprised of a number of substantially simultaneous transactions, described below, which will result in the conversion and elimination of the Mutual Holding Company and the Mid-Tier Holding Company and the creation of the Holding Company as a public company and the sole owner of the outstanding shares of the Bank’s capital stock.  Upon adoption of this Plan by the Boards of Directors of the Bank, the Mid-Tier Holding Company and the Mutual Holding Company, public notice thereof will be given by publication in a newspaper having general circulation in each community in which an office of the Bank is located and copies of the Plan will be available for inspection at each of the Bank’s offices.

(b)           An application for the Conversion and Reorganization, including the Plan and all other requisite material (the “Application for Conversion”), shall be submitted to the OTS, and to the extent applicable, the OFI, for approval.  The Mutual Holding Company, the Mid-Tier Holding Company and the Bank will again cause to be published, in accordance with the requirements of applicable regulations of the OTS and, if applicable, the OFI, a notice of the filing of an application to convert the Mutual Holding Company and will post the notice of the filing for the Application for Conversion in each of the Bank’s offices.

(c)           Subscription Rights to purchase shares of Conversion Stock will be issued without payment therefor to Eligible Account Holders, the Employee Stock Ownership Plan, Supplemental Eligible Account Holders, and Other Members, as set forth in Sections 5, 6, 7 and 8 hereof.

(d)           Promptly following receipt of requisite approval of the OTS and, if applicable, the OFI, the Holding Company shall mail to all Participants a Prospectus and Order Form for the purchase of Conversion Stock, subject to the provisions of Section 13 hereof.

(e)           The Mid-Tier Holding Company and the Mutual Holding Company shall file preliminary proxy materials with the SEC, the OTS and the OFI, as applicable, in order to seek the approval of the Plan by the Shareholders and the Members, respectively.  Promptly following clearance of such proxy materials and the receipt of any other requisite approval of the OTS, the Mid-Tier Holding Company will mail definitive proxy materials to Shareholders, in accordance with the charter and bylaws of the Mid-Tier Holding Company, for their consideration and approval of this Plan at the Shareholders’ Meeting.  The Plan must be approved by the holders of at least two-thirds of the outstanding Mid-Tier Holding Company Common Stock.  In addition, the consummation of the Conversion and Reorganization is conditioned on the approval of the Plan at the Shareholders’ Meeting by at least a majority of the outstanding shares of Mid-Tier Holding Company Common Stock held by the Public Shareholders.  The Mutual Holding Company and the Bank will mail definitive proxy materials to Members as of the Voting Record Date, at their last known address appearing on the Bank’s records, for their consideration and approval at the Special Meeting of Members.  At the Special Meeting of Members, each Member as of the Voting Record Date shall be entitled to cast one vote for each $100, or fraction thereof, of the aggregate value of all of their Deposit Accounts as of the Voting Record Date.  No Member may cast more than 1,000 votes at the Special Meeting of Members.  Deposits held by an administrator, executor, guardian, conservator or receiver may be voted by such person.  Deposits held by a trustee may be voted by such trustee in accordance with the terms of the trust agreement, but no trustee shall be entitled to vote accounts without a transfer of such accounts into the trustee name.  Approval of the Plan will require the affirmative vote of a majority of the total outstanding votes entitled to be cast by Members as of the Voting Record Date at the Special Meeting of Members.

(f)           The Primary Parties shall submit or cause to be submitted to the OTS and the OFI all holding company, merger and other applications or notices necessary for the Conversion and Reorganization.  All notices required to be published in connection with such applications shall be published at the times required.

(g)           The Holding Company shall file a Registration Statement with the SEC to register the Holding Company Common Stock to be issued in the Conversion and Reorganization under the Securities Act of 1933, as amended, and shall register such Holding Company Common Stock under any applicable state securities laws.  Upon registration and after the receipt of all required regulatory approvals, the Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, the Employee Stock Ownership Plan, Supplemental Eligible Account Holders and Other Members.  It is anticipated that shares of Conversion Stock remaining unsold after the Subscription Offering may be sold through a Community Offering and/or a Syndicated Community Offering.  The purchase price per share for the Conversion Stock shall be a uniform price determined in accordance with Section 4 hereof.  In exchange for common stock of the Bank and the Bank Liquidation Account, the Holding Company shall contribute to the Bank an amount of the net proceeds received by the Holding Company from the sale of Conversion Stock as shall be determined by the Boards of Directors of the Holding Company and the Bank and as shall be approved by the OTS, but not less than fifty percent (50%) of the net proceeds received by the Holding Company from the sale of the Conversion Stock, unless otherwise approved by the OTS.

(h)           The effective date of the Conversion and Reorganization shall be the date set forth in Section 26 hereof. Upon the effective date, the following transactions shall occur:

(i)           The Holding Company shall be organized as a first-tier subsidiary of the Mid-Tier Holding Company. The Mutual Holding Company shall convert to stock form and immediately thereafter merge with and into the Mid-Tier Holding Company in the Mutual Holding Company Merger with the Mid-Tier Holding Company being the survivor thereof.  Immediately thereafter, the Mid-Tier Holding Company shall merge with and into the Holding Company in the Mid-Tier Holding Company Merger, with the Holding Company being the survivor thereof. As a result of the Mutual Holding Company Merger and the Mid-Tier Holding Company Merger, (x) the shares of Mid-Tier Holding Company Common Stock held by the Mutual Holding Company shall be extinguished and (y) the liquidation interests in the Mid-Tier Holding Company constructively received by Members of the Mutual Holding Company will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account. As a result of Mid-Tier Holding Company Merger, (x) the shares of Mid-Tier Holding Company stock held by Public Shareholders shall be converted into the right to receive shares of Holding Company Common Stock plus cash in lieu of any fractional share interest, based on the Exchange Ratio and (y) the shares of Bank Common Stock held by the Mid-Tier Holding Company shall be owned by the Holding Company with the result that the Bank shall become the wholly owned subsidiary of the Holding Company.

(ii)           In addition, as a result of the Mid-Tier Holding Company Merger, options to purchase shares of Mid-Tier Holding Company Common Stock which are outstanding immediately prior to consummation of the Conversion and Reorganization shall be converted into options to purchase shares of Holding Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged.

(iii)           The Holding Company shall sell the Conversion Stock in the Offerings, as provided herein.

(i)           The Primary Parties may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion and Reorganization, including in connection with the Offerings the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms.  All fees, expenses, retainers and similar items shall be reasonable.

4.	TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.

(a)           The aggregate amount of shares of Conversion Stock to be offered in the Offerings shall be stated in terms of a range (the “Estimated Price Range”) which will be based on a pro forma valuation prepared by the Independent Appraiser of the aggregate market value of the to be outstanding shares of Holding Company Common Stock multiplied by the percentage equal to the Mutual Holding Company’s percentage ownership interest in all of the outstanding shares of Mid-Tier Holding Company Common Stock.  The valuation shall be based on financial information relating to the Primary Parties, market, financial and economic conditions, a comparison of the Primary Parties with selected publicly-held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as the Independent Appraiser may deem to be important.  The Estimated Price Range shall be stated in terms of a maximum, which shall generally be no more than 15% above the average of the minimum and maximum of such price range, and a minimum of which shall generally be no more than 15% below such average.  The valuation shall be updated during the Conversion and Reorganization as market and financial conditions warrant and as may be required by the OTS.

(b)           Based upon the independent valuation, the Boards of Directors of the Primary Parties shall fix the Initial Purchase Price and the number (or range) of shares of Conversion Stock to be offered in the Subscription Offering, Community Offering and/or Syndicated Community Offering.  The Actual Purchase Price and the total number of shares of Conversion Stock to be issued in the Offerings shall be determined by the Boards of Directors of the Primary Parties upon conclusion of the Offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Primary Parties in connection therewith.

(c)           Subject to the approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market, financial and economic conditions prior to completion of the Conversion and Reorganization, and under such circumstances the Primary Parties may increase or decrease the total number of shares of Conversion Stock to be issued in the Conversion and Reorganization to reflect any such change.  Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Conversion Stock issued in the Conversion and Reorganization are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus.  In the event of an increase in the total number of shares offered in the Conversion and Reorganization due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

5.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).

(a)           Each Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $400,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, in each case subject to Sections 10 and 13 hereof.

(b)           In the event of an oversubscription for shares of Conversion Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares.  Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders whose orders remain unfilled in the proportion which the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

(c)           Subscription Rights of Eligible Account Holders who are also Directors or Officers and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

6.	SUBSCRIPTION RIGHTS OF EMPLOYEE STOCK OWNERSHIP PLAN (SECOND PRIORITY).

Subject to Section 10(a) hereof, the Employee Stock Ownership Plan shall receive, without payment, Subscription Rights to purchase in the aggregate up to 8% of the Conversion Stock sold in the Offering, including any shares of Conversion Stock to be issued in the Conversion and Reorganization as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Conversion and Reorganization. The subscription rights granted to the Employee Stock Ownership Plan shall be subject to the availability of shares of Conversion Stock after taking into account the shares of Conversion Stock purchased by Eligible Account Holders; provided, however, that in the event that the total number of shares of Conversion Stock is increased to any amount greater than the number of shares representing the maximum of the Estimated Price Range as set forth in the Prospectus (“Maximum Shares”), the Employee Stock Ownership Plan shall have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 8% of Conversion Stock sold in the Offering.  Consistent with applicable laws and regulations and policies and practices of the OTS, the Employee Stock Ownership Plan may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirement.  Alternatively, subject to the approval or non-objection of the OTS, the Employee Stock Ownership Plan may, in its sole discretion, determine not to fully exercise the Subscription Rights granted to it hereunder and, instead, may determine to purchase shares of Holding Company Common Stock in the open market subsequent to the Conversion and Reorganization that it otherwise was entitled to purchase in the Subscription Offering pursuant to the exercise of Subscription Rights.

The Employee Stock Ownership Plan shall not be deemed to be an Associate or Affiliate of, or Person acting in concert with, any Director or Officer.

7.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY).

(a)           In the event that the Eligibility Record Date is more than 15 months prior to the date of OTS approval, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $400,000 of Conversion Stock in the Subscription Offering (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, in each case subject to Sections 10 and 13 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and the Employee Stock Ownership Plan through the exercise of Subscription Rights under Sections 5 and 6 hereof.

(b)           In the event of an oversubscription for shares of Conversion Stock pursuant to Section 7(a), available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation (including the number of shares, if any, allocated in accordance with Section 5(a)) equal to the lesser of the number of shares subscribed for or 100 shares.  Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders whose orders remain unfilled in the proportion that the amount of their respective Qualifying Deposits bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

8.           SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY).

(a)           Each Other Member shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $400,000 of Conversion Stock in the Subscription Offering (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering) and (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, subject to Sections 10 and 13 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, the Employee Stock Ownership Plan and Supplemental Eligible Account Holders, if any, through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

(b)           If, pursuant to this Section 8, Other Members subscribe for a number of shares of Conversion Stock in excess of the total number of shares of Conversion Stock remaining, available shares shall be allocated among subscribing Other Members so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares.  Any remaining shares shall be allocated among subscribing Other Members whose orders remain unfilled on a pro rata basis in the same proportion as each such Other Member’s subscription bears to the total subscriptions of all such subscribing Other Members, provided that no fractional shares shall be issued.

9.	COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING AND OTHER OFFERINGS

(a)           If less than the total number of shares of Conversion Stock are sold in the Subscription Offering, it is anticipated that the remaining shares of Conversion Stock shall, if practicable, be sold in a Community Offering.  Subject to the requirements set forth herein, the manner in which the Conversion Stock is sold in the Community Offering shall have as the objective the achievement of the widest possible distribution of such stock.  The Primary Parties may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.

(b)           In the event of a Community Offering, shares of Conversion Stock which are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Shares will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference given first to natural persons, including trusts of natural persons, residing in Webster Parish in Louisiana (“Community Resident”) and then to Public Shareholders as of the Public Shareholder Voting Record Date (“Voting Shareholders”).

(c)           A Prospectus and Order Form shall be furnished to such Persons as the Primary Parties may select in connection with the Community Offering, and each order for Conversion Stock in the Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering.  In the event of an oversubscription for shares of Conversion Stock in the Community Offering, available shares will be allocated first to each Community Resident whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Community Resident, if possible.  Thereafter, unallocated shares shall be allocated among the Community Residents whose accepted orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated, provided that no fractional shares shall be issued.  If there are any shares remaining after all accepted orders by Community Residents have been satisfied, such remaining shares shall be allocated first to Voting Shareholders who purchase in the Community Offering, applying the same allocation described above for Community Residents, and if any shares remain, thereafter to other members of the general public who purchase in the Community Offering, applying the same allocation methodology as described above.

(d)           The amount of Conversion Stock that any Person may purchase in the Community Offering shall be $400,000 of Conversion Stock, provided, however, that this amount may be increased to 5% of the total shares of Conversion Stock sold in the Offering, subject to any required regulatory approval but without further approval of Members or the Shareholders, provided further that, to the extent applicable, and subject to the preferences set forth in Section 9(b) and (c) of this Plan and the limitations on purchases of Conversion Stock set forth in this Section 9(d) and Section 10 of this Plan, orders for Conversion Stock in the Community Offering shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares per order basis until all available shares have been allocated, provided no fractional shares shall be issued.

(e)           Subject to such terms, conditions and procedures as may be determined by the Primary Parties, shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering.  Each order for Conversion Stock in the Syndicated Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering.  The amount of Conversion Stock that any Person may purchase in the Syndicated Community Offering shall not exceed $400,000 of Conversion Stock, provided, however, that this amount may be increased to 5% of the total shares of Conversion Stock sold in the Offering, subject to any required regulatory approval but without the further approval of Members or the Shareholders, and provided further that, to the extent applicable and in the event of an oversubscription in the Syndicated Community Offering, and subject to the limitations on purchases of Conversion Stock set forth in this Section 9(e) and Section 10 of this Plan, unless OTS permits otherwise, orders for Conversion Stock in the Syndicated Community Offering shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares per order basis until all available shares have been allocated, provided no fractional shares shall be issued.  The Primary Parties may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.

(f)           The Primary Parties may instead sell shares of Conversion Stock remaining following the Subscription Offering and Community Offering in a Public Offering.  The provisions of Section 10 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public.  The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Primary Parties, subject to any required regulatory approval or consent.

(g)           If for any reason a Syndicated Community Offering or Public Offering of shares of Conversion Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering, the Primary Parties shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

10.	LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF CONVERSION STOCK

(a)           The maximum number of shares of Conversion Stock which may be purchased in the Conversion and Reorganization by the Employee Stock Ownership Plan, when aggregated with shares purchased by the Employee Stock Ownership Plan in the 2002 offering, shall not exceed 8% and all Tax-Qualified Employee Stock Benefit Plans shall not exceed 10% of the total number of shares of Holding Company Common Stock outstanding upon consummation of the Conversion and Reorganization, in each instance, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings; provided, however, that purchases of Conversion Stock which are made by Plan Participants pursuant to the exercise of subscription rights granted to such Plan Participant in his individual capacity as a Participant or purchases by a Plan Participant in the Community Offering using the funds thereof held in Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of this Section 10(a).

(b)           Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 10(a) hereof, and in addition to the other restrictions and limitations set forth herein, the maximum amount of Conversion Stock which any Person together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Offerings shall not exceed $550,000.

(c)           Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 10(a) hereof and subject to the provisions of Section 10(g) hereof, and in addition to the other restrictions and limitations set forth herein, the maximum aggregate amount of Conversion Stock which any Person together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Offerings, when combined with any Exchange Shares received by such Person(s), shall not exceed 5.0% of the total number of shares of Holding Company Common Stock to be outstanding upon consummation of the Conversion and Reorganization; provided, however, that nothing herein shall require any Public Shareholder to divest any Exchange Shares or otherwise limit the amount of Exchange Shares to be issued to a Public Shareholder.

(d)           The number of shares of Conversion Stock which Directors and Officers and their Associates may purchase in the aggregate in the Offerings shall not exceed 32% of the total number of shares of Conversion Stock sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings.

(e)           No Person may purchase fewer than 25 shares of Conversion Stock in the Offerings, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

(f)           For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Directors, Officers and Employees shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Sections 10(b), 10(c) or 10(d) hereof, (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

(g)           Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Shareholders or Members, the Primary Parties may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% of the total shares of Conversion Stock sold in the Offering, whether prior to, during or after the Subscription Offering, Community Offering and/or Syndicated Community Offering.  In the event that an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, the Primary Parties shall permit any Person who subscribed for the maximum number of shares of Conversion Stock in the Subscription Offering, and who indicated a desire to be resolicited on the Order Form, to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights.  In the event of a resolicitation of such subscribers, the Primary Parties shall have the right, in their sole discretion, to require such persons to supply immediately available funds for the purchase of additional shares of Conversion Stock. Such persons will be prohibited from paying with a personal check, but the Primary Parties may allow payment by wire transfer.  In the event that any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.  In the event the maximum purchase limitation is increased to 5% of the shares sold in the Offerings, such limitation may be further increased to 9.99%, provided that orders for Conversion Stock exceeding 5% of the shares of Conversion Stock sold in the Offerings shall not exceed in the aggregate 10% of the total shares of Conversion Stock sold in the Offerings.

(h)           The Primary Parties shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 10 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations.  Any such action shall be final, conclusive and binding on all persons, and the Primary Parties and their respective Boards shall be free from any liability to any Person on account of any such action.

11.	TIMING OF SUBSCRIPTION OFFERING; MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS.

(a)           The Subscription Offering may be commenced concurrently with or at any time after the mailing to Voting Members of the Mutual Holding Company and Shareholders of the Mid-Tier Holding Company of the proxy statement(s) to be used in connection with the Special Meeting and the Shareholders’ Meeting.  The Subscription Offering may be closed before the Special Meeting and the Shareholders’ Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon the approval of the Plan by the Voting Members of the Mutual Holding Company and the Shareholders of the Mid-Tier Holding Company at the Special Meeting and the Shareholders’ Meeting, respectively.

(b)           The exact timing of the commencement of the Subscription Offering shall be determined by the Primary Parties in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by them in connection with the Conversion and Reorganization.  The Primary Parties may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular.  The Primary Parties shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

(c)           The Primary Parties shall, promptly after the SEC has declared the Registration Statement, which includes the Prospectus, effective and all required regulatory approvals have been obtained, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 13 hereof.

(d)           A single Order Form for all Deposit Accounts maintained with the Bank by an Eligible Account Holder and any Supplemental Eligible Account Holder may be furnished, irrespective of the number of Deposit Accounts maintained with the Bank on the Eligibility Record Date, Supplemental Eligibility Record Date or Voting Record Date, respectively.  No person holding a subscription right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Conversion Stock.  Multiple orders are subject to adjustment, as appropriate, on a pro rata basis and deposit balances will be divided equally among such orders in allocating shares in the event of an oversubscription within the first or third priorities.

(e)           The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Primary Parties.  The Primary Parties may extend such period by such amount of time as they determine is appropriate.  Failure of any Participant to deliver a properly executed Order Form to the Primary Parties, along with payment (or authorization for payment by withdrawal) for the shares of Conversion Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Conversion Stock.  Each Participant shall be required to confirm to the Primary Parties by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

(f)           The Primary Parties shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed; (ii) not timely received; (iii) not accompanied by the proper and full payment (or authorization of withdrawal for full payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Offerings (such payment option is at the sole discretion of the Primary Parties); or (iv) submitted by a Person whose representations the Primary Parties believe to be false or who they otherwise believe, either alone, or Acting in Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan.  Furthermore, in the event Order Forms (i) are not delivered and are returned to the Primary Parties by the Untied States Postal Service, or (ii) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the person to which such rights have been granted will lapse as though such person failed to return the contemplated Order Form within the time period specified thereon.  The Primary Parties may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify.  The interpretation of the Primary Parties of the terms and conditions of the Order Forms shall be final and conclusive.

12.           PAYMENT FOR CONVERSION STOCK.

(a)           Payment for shares of Conversion Stock subscribed for by Participants in the Subscription Offering and payment for shares of Conversion Stock ordered by Persons in the Community Offering shall be equal to the Initial Purchase Price multiplied by the number of shares which are being subscribed for or ordered, respectively.  Such payment may be effected in various manners including by cash (only if delivered in person), personal check, bank check or money order at the time the Order Form is delivered to the Primary Parties.  The Primary Parties, in their sole and absolute discretion, may also elect to receive payment for shares of Conversion Stock by wire transfer.  In addition, the Primary Parties may elect to provide Participants and/or other Persons who have a Deposit Account with the Bank the opportunity to pay for shares of Conversion Stock by authorizing the Bank to withdraw from such Deposit Account an amount equal to the aggregate Initial Purchase Price of such shares.  If the Actual Purchase Price is less than the Initial Purchase Price, the Primary Parties shall refund the difference to all Participants and other Persons, unless the Primary Parties choose to provide Participants and other Persons the opportunity on the Order Form to elect to have such difference applied to the purchase of additional whole shares of Conversion Stock.  If the Actual Purchase Price is more than the Initial Purchase Price, the Primary Parties shall reduce the number of shares of Conversion Stock ordered by Participants and other Persons and refund any remaining amount which is attributable to a fractional share interest, unless the Primary Parties choose to provide Participants and other Persons the opportunity to increase the Actual Purchase Price submitted by them.

(b)           Consistent with applicable laws and regulations and policies and practices of the OTS, payment for shares of Conversion Stock subscribed for by Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by the Holding Company and/or the Bank and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

(c)           If a Participant or other Person authorizes the Bank to withdraw the amount of the Initial Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Initial Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties.  In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if any applicable minimum balance requirement ceases to be met.  In such case, the remaining balance will earn interest at the regular passbook rate.  However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal.  This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Conversion Stock and is entirely within the discretion of the Primary Parties.

(d)           The Bank shall pay interest, at not less than the passbook rate, for all amounts paid in cash, if permitted, by check or money order to purchase shares of Conversion Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Conversion and Reorganization is completed or terminated.  All funds received for the purchase of Conversion Stock in the Offerings shall be held in a segregated account at the Bank.

(e)           The Bank shall not knowingly loan funds or otherwise extend credit to any Participant or other Person to purchase Conversion Stock.

(f)           Each share of Conversion Stock shall be non-assessable upon payment in full of the Actual Purchase Price.

13.	ACCOUNT HOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES.

The Primary Parties shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside.  However, no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which any of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such Participants would require any of the Primary Parties or their respective Directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Conversion Stock for sale in such jurisdiction, or any of the Primary Parties would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or (c) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of cost or otherwise.

14.           VOTING RIGHTS OF SHAREHOLDERS.

Following consummation of the Conversion and Reorganization, voting rights with respect to the Bank shall be held and exercised exclusively by the Holding Company as holder of all of the Bank’s outstanding voting capital stock, and voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company’s voting capital stock.

15.           LIQUIDATION ACCOUNT.

(a)           At the time of the Conversion and Reorganization, the Holding Company shall establish a Liquidation Account in an amount equal to the percentage of the outstanding shares of the common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company prior to the Mid-Tier Holding Company Merger, multiplied by the Mid-Tier Holding Company’s total shareholders’ equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion and Reorganization, plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the Effective Date of the Conversion and Reorganization (excluding the ownership of Mid-Tier Holding Company Common Stock).  The function of the Liquidation Account will be to preserve the rights of certain holders of Deposit Accounts in the Bank who maintain such accounts in the Bank following the Conversion and Reorganization to a priority to distributions in the unlikely event of a liquidation of the Bank subsequent to the Conversion and Reorganization.

(b)           The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Bank after the Conversion and Reorganization.  Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section 15, as the “subaccount balance.”  All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as provided in Section 15(d) hereof. As a result of the transactions described in Section 3(h)(i) of this Plan and subject to Section 3(g) hereof, the Holding Company shall cause the Bank to establish and maintain the Bank Liquidation Account for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank.

(c)           (i)           In the event of a complete liquidation of (x) the Bank or (y) the Holding Company subsequent to the Conversion and Reorganization (and only in such event) following all liquidation payments to creditors of the Bank including those to depositors to the extent of their Deposit Accounts, each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive a liquidation distribution from the Holding Company from the Liquidation Account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Holding Company.  No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Bank or the Holding Company is not the surviving entity shall be considered a complete liquidation for this purpose.  In any such transaction, the Liquidation Account or the Bank Liquidation Account, as applicable, shall be assumed by the surviving entity.

(ii)           In the unlikely event of a complete liquidation of (x) the Bank or (y) the Bank and the Holding Company subsequent to the Conversion and Reorganization (and only in such event) following all liquidation payments to creditors of the Bank (including those to Eligible Account Holders and Supplemental Eligible Account Holders to the extent of their Deposit Accounts), at a time when the Bank has a positive net worth, and the Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of the liquidation to fund the distribution due with respect to the Liquidation Account, the Bank with respect to the Bank Liquidation Account shall immediately pay directly to Eligible Account Holders and Supplemental Eligible Account Holders an amount necessary to fund the Holding Company’s remaining obligations under the Liquidation Account, before any liquidation distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Holding Company’s creditors. Each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a distribution from the Liquidation Account with respect to the Holding Company, in the amount of the then adjusted subaccount balance then held, before any distribution may be made to any holders of the Holding Company’s capital stock. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution, in which the Bank or the Holding Company is not the surviving entity shall be considered a complete liquidation for this purpose. In any such transaction, the Liquidation Account or Bank Liquidation Account, as applicable, shall be assumed by the surviving entity.

(iii)           In the event of the complete liquidation of the Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Holding Company apart from the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder shall be treated as surrendering the rights to his or her Liquidation Account and receiving from the Holding Company an equivalent interest in the Bank Liquidation Account. Each such holder’s interest in the Bank Liquidation Account shall be subject to the same rights and terms as if the Bank Liquidation Account was the Liquidation Account (except that the Holding Company shall cease to exist).

(d)           The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders, if any.  For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if any, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date.  Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

(e)           If the aggregate deposit balance in the Deposit Account(s) of any Eligible Account Holder or Supplemental Eligible Account Holder, if any, at the close of business on any June 30 annual closing date, commencing June 30, 2011, is less than the lesser of (a) the aggregate deposit balance in such Deposit Account(s) at the close of business on any other annual closing date subsequent to such record dates or (b) the aggregate deposit balance in such Deposit Account(s) as of the Eligibility Record Date or the Supplemental Eligibility Record Date, if any, the subaccount balance for such Deposit Account(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance.  In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account(s).  The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, will be reduced to zero if the Account Holder ceases to maintain a Deposit Account at the Bank that has the same social security number as appeared on his Deposit Account(s) at the Eligibility Record Date or, if applicable, the Supplemental Eligibility Record Date.

(f)           The creation and maintenance of the Liquidation Account and the Bank Liquidation Account shall not operate to restrict the use or application of the equity accounts of the Holding Company or the Bank, except that neither the Holding Company nor the Bank shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below (i) the amount required for the Liquidation Account or the Bank Liquidation Account, as applicable or (ii) the regulatory capital requirements of the Holding Company (to the extent applicable) or the Bank.

(g)           The amount of the Bank Liquidation Account shall equal at all times the amount of the Liquidation Account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution exceeding such holder’s subaccount balance in the Liquidation Account.

(h)           For the two-year period following the completion of the Conversion and Reorganization, the Holding Company will not, except with the prior written approval of the OTS, (i) liquidate or sell the Holding Company, or (ii) cause the Bank to be liquidated or sold. Thereafter, upon the written request of the OTS, the Holding Company shall eliminate or transfer the Liquidation Account to the Bank and the Liquidation Account shall be assumed by the Bank, at which time the interests of Eligible Account Holders and Supplemental Eligible Account Holders will be solely, exclusively and directly in the Liquidation Account established in the Bank. If such transfer occurs, the Holding Company shall be deemed to have transferred the Liquidation Account to the Bank and such Liquidation Account shall be subsumed into the Bank Liquidation Account and shall not be subject in any manner or amount to the claims of the Holding’s Company’s creditors. Approval of the Plan of Conversion shall constitute approval of the transactions described herein by the Members of the Mutual Holding Company and any other person or entity required to approve the Plan.

(i)           For purposes of this Section 15, a Deposit Account includes a predecessor or successor account which is held by an Account Holder with the same social security number.

16.           TRANSFER OF DEPOSIT ACCOUNTS.

Each Deposit Account in the Bank at the time of the consummation of the Conversion and Reorganization shall become, without further action by the holder, a Deposit Account in the Bank equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock), and subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Bank immediately preceding consummation of the Conversion and Reorganization.  Holders of Deposit Accounts in the Bank shall not, as such holders, have any voting rights.

17.	REQUIREMENTS FOLLOWING CONVERSION FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

In connection with the Conversion and Reorganization, the Holding Company shall register the Holding Company Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter.  The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Holding Company Common Stock and (ii) list the Holding Company Common Stock on a national or regional securities exchange or the Nasdaq Stock Market.

18.           DIRECTORS AND OFFICERS OF THE BANK.

At the close of the Conversion and Reorganization, the Directors and Officers of the Bank shall consist of the individuals designated by the Board of Directors of the Primary Parties.

19.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION AND REORGANIZATION.

For a period of three years following the Conversion and Reorganization, the Directors and Officers of the Holding Company and the Bank and their Associates may not purchase, without the prior written approval of the OTS, Holding Company Common Stock except from a broker-dealer registered with the SEC.  This prohibition shall not apply, however, to (i) a negotiated transaction arrived at by direct negotiation between buyer and seller and involving more than 1% of the outstanding Holding Company Common Stock and (ii) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax-Qualified Employee Stock Benefit Plan following the receipt of shareholder approval of such plan) which may be attributable to individual Officers or Directors and their Associates.  The foregoing restriction on purchases of Holding Company Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

20.           RESTRICTIONS ON TRANSFER OF STOCK.

All shares of Conversion Stock which are purchased by Persons other than Directors and Officers shall be transferable without restriction, except in connection with a transaction proscribed by Section 21 of this Plan.  Shares of Conversion Stock purchased by Directors and Officers of the Holding Company and the Bank on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser or pursuant to any merger or similar transaction approved by the OTS.  The shares of Conversion Stock issued by the Holding Company to Directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction:

“The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to Part 563b of the Rules and Regulations of the Office of Thrift Supervision.  These shares may not be transferred during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation.  This restrictive legend shall be deemed null and void after one year from the date of this Certificate.”

In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock.  Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.  The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

21.	RESTRICTIONS ON ACQUISITION OF STOCK OF THE HOLDING COMPANY.

The articles of incorporation of the Holding Company shall prohibit any Person together with Associates or group of Persons acting in concert from offering to acquire or acquiring, directly or indirectly, beneficial ownership of more than 10% of any class of equity securities of the Holding Company, or of securities convertible into more than 10% of any such class.  The articles of incorporation of the Holding Company also shall provide that all equity securities beneficially owned by any Person in excess of 10% of any class of equity securities shall be considered “excess shares”, and that excess shares shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matters submitted to the shareholders for a vote.  The foregoing restrictions shall not apply to (i) any offer with a view toward public resale made exclusively to the Holding Company by underwriters or a selling group acting on its behalf, (ii) the purchase of shares by a Tax-Qualified Employee Stock Benefit Plan established for the benefit of the employees of the Holding Company and its subsidiaries which is exempt from approval requirements under 12 C.F.R. Section 574.3(c)(1)(vii) or any successor thereto, and (iii) any offer or acquisition approved in advance by the affirmative vote of two-thirds of the entire Board of Directors of the Holding Company.  Directors, Officers or Employees of the Holding Company or the Bank or any subsidiary thereof shall not be deemed to be Associates or a group acting in concert with respect to their individual acquisitions of any class of equity securities of the Holding Company solely as a result of their capacities as such.

22.           TAX RULINGS OR OPINIONS.

Consummation of the Conversion and Reorganization is conditioned upon prior receipt by the Primary Parties of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Louisiana tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Primary Parties or to account holders receiving Subscription Rights before or after the Conversion and Reorganization, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

23.           STOCK COMPENSATION PLANS.

(a)           The Holding Company and the Bank are authorized to adopt stock option plans, restricted stock grant plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that no stock options shall be granted, and no shares of Conversion Stock shall be purchased, pursuant to any of such plans prior to the earlier of (i) the one-year anniversary of the consummation of the Conversion and Reorganization or (ii) the receipt of shareholder approval of such plans at either an annual or special meeting of shareholders of the Holding Company held no earlier than six months following the Conversion and Reorganization.

(b)           Existing as well as any newly-created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Conversion Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

(c)           The Holding Company and the Bank are authorized to enter into employment or severance agreements with their executive officers.

24.           DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK.

(a)           Following consummation of the Conversion and Reorganization, any repurchases of shares of capital stock by the Holding Company will be made in accordance with then applicable laws and regulations.

(b)           The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required for the Bank Liquidation Account.  Any dividend declared or paid on, or repurchase of, the Bank’s capital stock also shall be in compliance with 12 C.F.R. Section 563.146 or any successor thereto.

25.           PAYMENT OF FEES TO BROKERS.

The Primary Parties may elect to offer to pay fees on a per share basis to securities brokers who assist purchasers of Conversion Stock in the Offerings.

26.           EFFECTIVE DATE.

The effective date of the Conversion and Reorganization shall be the date upon which the last of the following actions occurs: (i) the filing of Articles of Merger with the Louisiana Secretary of State with respect to the Mid-Tier Holding Company Merger, (ii) the filing of Articles of Combination with the OTS with respect to the Mutual Holding Company Merger, and (iii) the closing of the issuance of the shares of Conversion Stock in the Offerings.  The filing of Articles of Combination relating to the Mutual Holding Company Merger and the Mid-Tier Holding Company Merger and the closing of the issuance of shares of Conversion Stock in the Offerings shall not occur until all requisite regulatory, Member and Shareholder approvals have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Conversion Stock have been received.  It is intended that the closing of the Mutual Holding Company Merger, the Mid-Tier Holding Company Merger and the sale of shares of Conversion Stock in the Offerings shall occur consecutively and substantially simultaneously.

27.           AMENDMENT OR TERMINATION OF THE PLAN.

If deemed necessary or desirable by the Boards of Directors of the Primary Parties, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from Members and Shareholders to vote on the Plan and at any time thereafter with the concurrence of the OTS.  Any amendment to this Plan made after approval by the Members and Shareholders with the concurrence of the OTS shall not necessitate further approval by the Members and Shareholders unless otherwise required by the OTS.  This Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months from the date of the Special Meeting of Members.  Prior to the Special Meeting of Members and the Shareholders’ Meeting, this Plan may be terminated by the Boards of Directors of the Primary Parties without approval of the OTS; after the Special Meeting of Members and the Shareholders’ Meeting, the Boards of Directors may terminate this Plan only with the concurrence of the OTS.

28.           INTERPRETATION OF THE PLAN.

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Boards of Directors of the Primary Parties shall be final, subject to the authority of the OTS.

Annex A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of ______, 201_, is between Minden Mutual Holding Company (the “Mutual Holding Company”), a federally chartered mutual holding company, and Minden Bancorp, Inc. (the “Mid-Tier Holding Company” or the “Surviving Corporation”), a federally chartered stock mid-tier holding company.

WITNESSETH:

WHEREAS, the Mutual Holding Company, the Mid-Tier Holding Company, Minden Bancorp, Inc., a newly formed Louisiana-chartered stock corporation (the “Holding Company”), and MBL Bank, a Louisiana-chartered building and loan association (the “Bank”), have adopted a Plan of Conversion and Reorganization (the “Plan”), pursuant to which (i) the Mutual Holding Company will merge with and into the Mid-Tier Holding Company (the “Mutual Holding Company Merger”); (ii) the Mid-Tier Holding Company will merge with and into the Holding Company (the “Mid-Tier Holding Company Merger”); and (iii) the Holding Company will exchange and offer shares of its common stock in the manner set forth in the Plan; and

WHEREAS, the Mutual Holding Company and the Mid-Tier Holding Company (the “Constituent Corporations”) desire to provide for the terms and conditions of the Mutual Holding Company Merger.

NOW, THEREFORE, the Mutual Holding Company and the Mid-Tier Holding Company hereby agree as follows:

1.           Effective Time.  The Mutual Holding Company Merger shall become effective on the date specified in the endorsement of the Articles of Combination relating to the Mutual Holding Company Merger by the Corporate Secretary of the Office of Thrift Supervision (“OTS”) pursuant to 12 C.F.R. § 563.22, or any successor thereto (the “Effective Time”).

2.           The Mutual Holding Company Merger and Effect Thereof.  Subject to the terms and conditions set forth herein and the prior approval of the OTS and the Louisiana Office of Financial Institutions of the Conversion and Reorganization, as defined in the Plan, and the expiration of all applicable waiting periods, the Mutual Holding Company shall merge with and into the Mid-Tier Holding Company, which shall be the Surviving Corporation.  Upon consummation of the Mutual Holding Company Merger, the Surviving Corporation shall be considered the same business and corporate entity as each of the Constituent Corporations and thereupon and thereafter all the property, rights, powers and franchises of each of the Constituent Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Constituent Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.  In addition, any reference to either of the Constituent Corporations in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Constituent Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the Mutual Holding Company Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Mutual Holding Company Merger had not occurred or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Corporations if the Mutual Holding Company Merger had not occurred.

3.	Cancellation of Mid-Tier Holding Company Common Stock held by the Mutual Holding Company and Member Interests; Establishment of a Liquidation Account.

As of the Effective Time, (i) each share of Mid-Tier Holding Company Common Stock, as defined in the Plan, issued and outstanding immediately prior to the Effective Time and held by the Mutual Holding Company shall, by virtue of the Mutual Holding Company Merger and without any action on the part of the holder thereof, be cancelled, (ii) the interests in the Mutual Holding Company of any person, firm or entity who or which qualified as a member of the Mutual Holding Company in accordance with its mutual charter and bylaws and the laws of the United States prior to the Mutual Holding Company’s conversion from mutual to stock form (each a “Member”) shall, by virtue of the Mutual Holding Company Merger, and without any action on the part of the holder thereof, be cancelled, and (iii) the Mid-Tier Holding Company shall establish a liquidation account on behalf of each Eligible Account Holder and Supplemental Eligible Account Holder who maintains their deposit account, in accordance with Section 15 of the Plan.

4.           Dissenting Shares.  No Member of the Mutual Holding Company shall have any dissenter or appraisal rights in connection with the Mutual Holding Company Merger.  Holders of Mid-Tier Holding Company Common Stock shall not have any dissenter or appraisal rights pursuant to 12 C.F.R. §552.14.

5.           Name of Surviving Corporation.  The name of the Surviving Corporation shall be “Minden Bancorp, Inc.”

6.           Directors of the Surviving Corporation.  Upon and after the Effective Time, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the number of directors of the Surviving Corporation shall be nine.  The names of those persons who, upon and after the Effective Time, shall be directors of the Surviving Corporation are set forth below. Each such director shall serve for the term which expires at the annual meeting of shareholders of the Surviving Corporation in the year set forth after his respective name, and until a successor is elected and qualified.

Name	Term Expires

Russell A. Adams	2013
Jack E. Byrd, Jr.	2013
John P. Collins	2012
A. David Evans	2011
Michael S. Harper	2013
A. Loye Jones	2011
F. Dare Lott, Jr.	2012
Michael W. Wise	2012
R.E. Woodard, III	2011

The address of each such director is c/o MBL Bank, 100 MBL Bank Drive, Minden, Louisiana 71055.

7.           Officers of the Surviving Corporation.  Upon and after the Effective Time, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the officers of the Mid-Tier Holding Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

8.           Offices.  Upon the Effective Time, all offices of the Mid-Tier Holding Company shall be offices of the Surviving Corporation.  As of the Effective Time, the home office of the Surviving Corporation shall remain at 100 MBL Bank Drive, Minden, Louisiana.

9.           Charter and Bylaws.  On and after the Effective Time, the Charter of the Mid-Tier Holding Company as in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

On and after the Effective Time, the Bylaws of the Mid-Tier Holding Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

10.           Shareholder and Member Approvals.  The affirmative votes of the holders of Mid-Tier Holding Company Common Stock as set forth in Section 3(e) of the Plan and the Members as set forth in Section 3(e) of the Plan shall be required to approve the Plan, of which this Agreement and Plan of Merger is a part, on behalf of the Mid-Tier Holding Company and the Mutual Holding Company, respectively.

11.           Director Approval.  At least two-thirds of the members of the Board of Directors of each of the Constituent Corporations have approved this Agreement and Plan of Merger.

12.           Amendment or Termination.  This Plan of Merger may be amended or terminated in the manner set forth in Section 27 of the Plan by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

13.           Successors.  This Agreement shall be binding on the successors of the Mutual Holding Company and the Mid-Tier Holding Company.

14.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the United States of America.

[Signatures on following page]

IN WITNESS WHEREOF, the Mutual Holding Company and the Mid-Tier Holding Company have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

MINDEN MUTUAL HOLDING COMPANY

Attest:

By:
Beverly Mayfield	Jack E. Byrd, Jr.
Corporate Secretary	President and Chief Executive Officer

MINDEN BANCORP, INC.
(a Federal corporation)

Attest:

By:
Michael P. Burton	Jack E. Byrd, Jr.
Corporate Secretary	President and Chief Executive Officer

Annex B

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of _______, 201_, is between Minden Bancorp, Inc. (the “Mid-Tier Holding Company”), a federally chartered corporation, and Minden Bancorp, Inc. (the “Holding Company” or “Surviving Corporation”), a Louisiana corporation and wholly owned subsidiary of the Mid-Tier Holding Company.

WITNESSETH:

WHEREAS, Minden Mutual Holding Company, a federally chartered mutual holding company (the “Mutual Holding Company”), the Mid-Tier Holding Company, the Holding Company and MBL Bank, a Louisiana-chartered building and loan association (the “Bank”), have adopted a Plan of Conversion and Reorganization (the “Plan”), pursuant to which (i) the Mutual Holding Company will merge with and into the Mid-Tier Holding Company (the “Mutual Holding Company Merger”); (ii) the Mid-Tier Holding Company will merge with and into the Holding Company (the “Mid-Tier Holding Company Merger”); and (iii) the Holding Company will offer shares of its common stock in the manner set forth in the Plan; and

WHEREAS, the Mid-Tier Holding Company and the Holding Company (the “Constituent Corporations”) desire to provide for the terms and conditions of the Mid-Tier Holding Company Merger.

NOW, THEREFORE, the Mid-Tier Holding Company and the Holding Company hereby agree as follows:

1.           Effective Time.  The Mid-Tier Holding Company Merger shall become effective on the date and time specified in (i) the endorsement of the Articles of Combination relating to the Mid-Tier Holding Company Merger by the Corporate Secretary of the Office of Thrift Supervision (“OTS”) pursuant to 12 C.F.R. §563.22, or any successor thereto and (ii) the Articles of Merger filed with the Louisiana Secretary of State (the “Effective Time”).

2.           The Mid-Tier Holding Company Merger and Effect Thereof.  Subject to the terms and conditions set forth herein and the prior approval of the OTS and the Louisiana Office of Financial Institutions of the Conversion and Reorganization, as defined in the Plan, and the expiration of all applicable waiting periods, Mid-Tier Holding Company shall merge with and into the Holding Company, which shall be the Surviving Corporation.  Upon consummation of the Mid-Tier Holding Company Merger, the Surviving Corporation shall be considered the same business and corporate entity as each of the Constituent Corporations and thereupon and thereafter all the property, rights, powers and franchises of each of the Constituent Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Constituent Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.  In addition, any reference to either of the Constituent Corporations in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Constituent Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the Mid-Tier Holding Company Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Mid-Tier Holding Company Merger had not occurred or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Corporations if the Mid-Tier Holding Company Merger had not occurred.

3.           Conversion of Stock.

(a)           As of the Effective Time, (i) each share of Mid-Tier Holding Company Common Stock, as defined in the Plan, issued and outstanding immediately prior to the Effective Time (the shares of Mid-Tier Holding Company Common Stock which were previously held by the Mutual Holding Company having been canceled as a result of the Mutual Holding Company Merger), shall, by virtue of the Mid-Tier Holding Company Merger and without any action on the part of the holder thereof, be converted into the right to receive Holding Company Common Stock based on the Exchange Ratio, as defined in the Plan, plus the right to receive cash in lieu of any fractional share interest, as determined in accordance with Section 3(c) hereof, (ii) each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Mid-Tier Holding Company Merger and without any action on the part of the holder thereof, be cancelled and no consideration shall be exchanged therefor, and, (iii) the Holding Company shall assume the liquidation account previously established by the Mid-Tier Holding Company in connection with the Mutual Holding Company Merger on behalf of each Eligible Account Holder and Supplemental Eligible Account Holder in accordance with Section 15 of the Plan.

(b)           On and after the Effective Time, there shall be no registrations of transfers on the stock transfer books of the Mid-Tier Holding Company of shares of Mid-Tier Holding Company Common Stock which were outstanding immediately prior to the Effective Time.

(c)           Notwithstanding any other provision hereof, no fractional shares of Holding Company Common Stock shall be issued to holders of Mid-Tier Holding Company Common Stock.  In lieu thereof, each holder of shares of Mid-Tier Holding Company Common Stock entitled to a fraction of a share of Holding Company Common Stock shall, at the time of surrender of the certificate or certificates representing such holder’s shares, receive an amount of cash equal to the product arrived at by multiplying such fraction of a share of Holding Company Common Stock by the Actual Purchase Price, as defined in the Plan.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

4.           Exchange of Shares.

(a)           At or after the Effective Time, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Mid-Tier Holding Company Common Stock, upon surrender of the same to an agent, duly appointed by the Holding Company (“Exchange Agent”), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Holding Company Common Stock for which the shares of Mid-Tier Holding Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in Section 3(a) hereof.  The Exchange Agent shall mail to each holder of record of an outstanding certificate which immediately prior to the Effective Time evidenced shares of Mid-Tier Holding Company Common Stock, and which is to be exchanged for Holding Company Common Stock as provided in Section 3(a) hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Mid-Tier Holding Company Merger and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Holding Company Common Stock.

(b)           No holder of a certificate theretofore representing shares of Mid-Tier Holding Company Common Stock shall be entitled to receive any dividends in respect of the Holding Company Common Stock into which such shares shall have been converted by virtue of the Mid-Tier Holding Company Merger until the certificate representing such shares of Mid-Tier Holding Company Common Stock is surrendered in exchange for certificates representing shares of Holding Company Common Stock.  In the event that dividends are declared and paid by the Holding Company in respect of Holding Company Common Stock after the Effective Time but prior to surrender of certificates representing shares of Mid-Tier Holding Company Common Stock, dividends payable in respect of shares of Holding Company Common Stock not then issued shall accrue (without interest).  Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Mid-Tier Holding Company Common Stock.  The Holding Company shall be entitled, after the Effective Time, to treat certificates representing shares of Mid-Tier Holding Company Common Stock as evidencing ownership of the number of full shares of Holding Company Common Stock into which the shares of Mid-Tier Holding Company Common Stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

(c)           The Holding Company shall not be obligated to deliver a certificate or certificates representing shares of Holding Company Common Stock to which a holder of Mid-Tier Holding Company Common Stock would otherwise be entitled as a result of the Mid-Tier Holding Company Merger until such holder surrenders the certificate or certificates representing the shares of Mid-Tier Holding Company Common Stock for exchange as provided in this Section 4, or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be required in each case by the Holding Company.  If any certificate evidencing shares of Holding Company Common Stock is to be issued in a name other than that in which the certificate evidencing Mid-Tier Holding Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Holding Company Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)           If, between the date hereof and the Effective Time, the shares of Mid-Tier Holding Company Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio specified in Section 3(a) hereof shall be adjusted accordingly.

5.           Dissenting Shares.  No holders of shares of Mid-Tier Holding Company Common Stock shall have dissenter and appraisal rights in connection with the Mid-Tier Holding Company Merger pursuant to 12 C.F.R. §552.14.

6.           Name of Surviving Corporation.  The name of the Surviving Corporation shall be “Minden Bancorp, Inc.”
+
7.           Directors of the Surviving Corporation.  Upon and after the Effective Time, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law, the number of directors of the Surviving Corporation shall be nine.  The names of those persons who, upon and after the Effective Time, shall be directors of the Surviving Corporation are set forth below.  Each such director shall serve for the term which expires at the annual meeting of shareholders of the Surviving Corporation in the year set forth after his respective name, and until a successor is elected and qualified.

Name	Term Expires

Russell A. Adams	2013
Jack E. Byrd, Jr.	2013
John P. Collins	2012
A. David Evans	2011
Michael S. Harper	2013
A. Loye Jones	2011
F. Dare Lott, Jr.	2012
Michael W. Wise	2012
R.E. Woodard, III	2011

The address of each such director is c/o MBL Bank, 100 MBL Bank Drive, Minden, Louisiana 71055.

8.           Officers of the Surviving Corporation.  Upon and after the Effective Time, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law, the officers of the Holding Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

9.           Offices.  Upon the Effective Time, all offices of the Holding Company shall be offices of the Surviving Corporation.  As of the Effective Time, the home office of the Surviving Corporation shall remain at 100 MBL Bank Drive, Minden, Louisiana 71055.

10.           Articles of Incorporation and Bylaws.  On and after the Effective Time, the Articles of Incorporation and Bylaws of the Holding Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

11.           Stock Compensation Plans.  By voting in favor of this Plan, the Holding Company shall have approved the assumption of the Mid-Tier Holding Company’s existing 2003 Recognition and Retention Plan and Trust Agreement and the 2003 Stock Option Plan (collectively the “Plans”) as plans of the Holding Company and shall have agreed to issue Holding Company Common Stock in lieu of Mid-Tier Holding Company Common Stock pursuant to the terms of such Plans.  As of the Effective Time, rights outstanding under the Plans shall be assumed by the Holding Company and thereafter shall be rights only for shares of Holding Company Common Stock, with each such right being for a number of shares of Holding Company Common Stock equal to the number of shares of Mid-Tier Holding Company Common Stock that were available thereunder immediately prior to the Effective Time times the Exchange Ratio, as defined in the Plan, and the price of each such right shall be adjusted to reflect the Exchange Ratio and so that the aggregate purchase price of the right is unaffected, but with no change in any other term or condition of such right.  The Holding Company shall make appropriate amendments to the Plans to reflect the adoption of the Plans by the Holding Company without adverse effect upon the rights outstanding thereunder, including changing references to the Mid-Tier Holding Company in the Plans to the Holding Company where appropriate.

12.           Shareholder and Member Approvals.  The affirmative votes of the holders of Mid-Tier Holding Company Common Stock as set forth in Section 3(e) of the Plan and the Members as set forth in Section 3(e) of the Plan shall be required to approve the Plan, of which this Agreement and Plan of Merger is a part, on behalf of the Mid-Tier Holding Company and the Mutual Holding Company, respectively.

13.           Director Approval.  At least two-thirds of the members of the Board of Directors of each of the Constituent Corporations have approved this Agreement and Plan of Merger.

14.           Registration; Other Approvals.  In addition to the approvals set forth in Sections 1, 12 and 13 hereof and the Plan, the parties’ obligations to consummate the Mid-Tier Holding Company Merger shall be subject to the Holding Company Common Stock to be issued hereunder in exchange for Mid-Tier Holding Company Common Stock being registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities laws, as well as the receipt of all other approvals, consents or waivers as the parties may deem necessary or advisable.

15.           Amendment or Termination.  This Plan of Merger may be amended or terminated in the manner set forth in Section 27 of the Plan by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

16.           Successors.  This Agreement shall be binding on the successors of the Mid-Tier Holding Company and the Holding Company.

17.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Louisiana and, to the extent applicable, the laws of the United States.

[Signatures on following page]

IN WITNESS WHEREOF, the Mid-Tier Holding Company and the Holding Company have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

MINDEN BANCORP, INC.
(a Federal corporation)

Attest:

By:
Michael P. Burton	Jack E. Byrd, Jr.
Corporate Secretary	President and Chief Executive Officer

MINDEN BANCORP, INC.
(a Louisiana corporation)

Attest:

By:
Beverly Mayfield	Jack E. Byrd, Jr.
Corporate Secretary	Chairman, President and
Chief Executive Officer